EXHIBIT NO. 99.(j) 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 59 to Registration Statement No. 2-54607 on Form N-1A of our reports, each dated October 17, 2013, relating to the financial statements and financial highlights of MFS Money Market Fund, MFS Government Money Market Fund and MFS Mid Cap Growth Fund appearing in the Annual Reports on Form N-CSR of MFS Series Trust IV for the year ended August 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
December 20, 2013